Exhibit 99.1

CHW Acquisition Corporation Announces Upsized Pricing of $110,000,000 Initial Public Offering

New York, August 30, 2021 9:15 AM Eastern Standard Time

CHW Acquisition Corporation (the “Company”) announced today that it priced its initial public offering of 11,000,000 units at $10.00 per unit. The offering amount was increased from the previously announced offering amount of $100,000,000 and was upsized to $110,000,000. As of today, August, 30, 2021, the units are listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “CHWAU”. Each unit consists of one ordinary share and one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “CHWA” and “CHWAW,” respectively.

The offering is expected to close on September 1, 2021, subject to customary closing conditions.

Chardan is acting as sole book running manager of the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,650,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Chardan, 17 State Street, Suite 2100 New York, New York 10004.

The registration statement relating to the securities became effective on August 30, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CHW Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The focus of the team is to pursue a business combination within the consumer, health and wellness or retail sector. The management team is led by Jonah Raskas, Mark Grundman, and Paul Norman, the former President of Kellogg’s North America.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering, the closing of such offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:
Investor Contact:
Jonah Raskas
Co-Chief Executive Officer, CHW Acquisition Corporation
(914) 603-5016